                                                                       Exhibit 1
FOR MORE INFORMATION CONTACT

George A. Hervey
Sr. VP Finance & CFO
(408) 367-1400-228

Galileo Website Location: http://www.galileoT.com

FOR IMMEDIATE RELEASE
---------------------


                        GALILEO TECHNOLOGY LTD. REPORTS
                          RECORD REVENUE AND PROFITS

          San Jose, CA - October 19, 1999 -- Galileo Technology Ltd. (Nasdaq:
GALT) today reported net sales for the third quarter of 1999 increased 92% to a record $22.0 million, compared to $11.5 million for the third quarter of 1998. Net income for the quarter increased 147% to a record $7.1 million, or $0.16 per share, compared to net income of $2.9 million, or $0.07 per share, for the corresponding quarter last year. All per share amounts are diluted earnings per share and reflect the 2 for 1 stock split, which was effective
September 17, 1999. Diluted shares used in computing earnings per share for the third quarter of 1999 were 45.4 million, compared to 42.0 million shares for the third quarter of 1998.

          Net sales for the third quarter 1999 increased 21% from the second quarter 1999 net sales of $18.3 million. Third quarter 1999 net income increased 15% compared to the second quarter 1999 net income of $6.1 million, with earnings per share increasing sequentially 14%.

          Net sales for the first nine months of 1999 totaled $55.4 million compared to $38.0 million for the first nine months of 1998. Net income for the first nine months of 1999 totaled $18.2 million, or $0.41 per share compared to $11.2 million or $0.26 per share for the first nine months of 1998. Diluted shares used in computing earnings per share for the first nine months of 1999 were 44.7 million, compared to 42.3 million shares for the first nine months of 1998.

          "Q3 was the fourth consecutive quarter of sequential increase in both revenue and profits," stated Avigdor Willenz, Galileo's Chairman and CEO. "Both our GalNet-II family of devices and the GT-64120 system controller product continued to see increasing demand and have grown to more than 60% of our quarterly revenue, resulting in sequential quarterly revenue growth of over 20% for the second consecutive quarter."

About Galileo Technology Ltd.

          Galileo Technology Ltd., a market leader in complex data communications systems on silicon, is one of the semiconductor industry's fastest growing suppliers of complex, high performance, integrated circuit devices. Galileo's products include single-chip Ethernet switches, high-performance system controllers for RISC processors and WAN coprocessors.

          Galileo's products form the heart of many advanced data communications systems built by leading OEMs, such as Cisco Systems, D-Link, Hewlett Packard, Intel, Lucent Technologies, Nbase Communications and Nortel Networks.

          Galileo employs more than 230 people worldwide with business headquarters in San Jose, California and R&D headquarters in Manof, Israel.

                                      ###

          Any forward-looking statements contained in this document reflect management's current intentions and expectations. Actual future results could vary materially depending on certain risks and uncertainties, including dependence on new product development, customer acceptance and competition and other risk factors listed in the company's most recent report on form 20-F on file with the SEC.

                            GALILEO TECHNOLOGY LTD.

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (U.S. dollars, in thousands, except per share data)

                                                      Three Months Ended                  Nine Months Ended
                                               ----------------------------------  ---------------------------------
                                                September 30,    September 30,      September 30,    September 30,
                                                     1999             1998               1999            1998
                                               ---------------------------------   --------------------------------
Net sales                                              $ 22,024         $ 11,454           $ 55,447        $ 37,952

Cost of sales                                             7,620            4,343             19,314          14,301
                                               ---------------------------------   --------------------------------

Gross profit                                             14,404            7,111             36,133          23,651

Operating expenses:
     Research and development                             4,689            2,807             11,653           8,011
     Selling, marketing and administrative                3,404            2,285              8,786           7,008
                                               ---------------------------------   --------------------------------

            Total operating expenses                      8,093            5,092             20,439          15,019
                                               ---------------------------------   --------------------------------

Operating income                                          6,311            2,019             15,694           8,632

Other income, net                                         1,123              984              3,415           3,106
                                               ---------------------------------   --------------------------------

Income before provision for income taxes                  7,434            3,003             19,109          11,738

Provision for income taxes                                  375              150                955             535

                                               ---------------------------------   --------------------------------
Net income                                             $  7,059         $  2,853           $ 18,154        $ 11,203
                                               =================================   ================================

Earnings per share:
       Basic                                           $   0.17         $   0.07           $   0.44        $   0.28
                                               =================================   ================================

       Diluted                                         $   0.16         $   0.07           $   0.41        $   0.26
                                               =================================   ================================


Shares used in computing earnings per share:
       Basic                                             41,472           40,742             41,059          40,722
                                               =================================   ================================

       Diluted                                           45,399           42,014             44,676          42,332
                                               =================================   ================================

                            GALILEO TECHNOLOGY LTD.

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                         (U.S. dollars, in thousands)


                                                                              September 30,          December 31,
                                                                                  1999                   1998
                                                                           -------------------    ------------------
ASSETS

Current assets:

              Cash, cash equivalents and short-term investments                     $  102,708             $  86,445
              Accounts receivable                                                       10,990                 5,207
              Inventories                                                                6,846                 2,851
              Prepaid expenses and other                                                 3,159                 1,745
                                                                           -------------------    ------------------

                          Total current assets                                         123,703                96,248

Other assets                                                                             2,082                 1,857
Property and equipment, net                                                              7,991                 4,816
                                                                           -------------------    ------------------

                          Total                                                     $  133,776             $ 102,921
                                                                           ===================    ==================

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

              Accounts payable                                                      $   10,949             $   4,826
              Accrued and other liabilities                                              8,444                 6,078
              Deferred income                                                            1,480                   771
              Current maturities of long-term debt                                          10                   128
                                                                           -------------------    ------------------

                          Total current liabilities                                     20,883                11,803

Accrued severance pay                                                                      346                   283
Long-term debt                                                                               -                     6
Other liabilities                                                                        1,351                 1,030

Total shareholders' equity                                                             111,196                89,799
                                                                           -------------------    ------------------

                          Total                                                     $  133,776             $ 102,921
                                                                           ===================    ==================